Exhibit 10.2

Standard Chartered

11 May, 2011

PRIVATE AND CONFIDENTIAL

Comtech International (Hong Kong) Limited

Room 514, 5/F, Manhattan Centre
8 Kwai Cheong Road
Kwai Chung
N.T.
Hong Kong

Attn: Mr. Allen Wu Financial Controller

Dear Allen,

We are pleased to confirm that the following facilities were available to Comtech International (Hong Kong) Limited, Comtech Broadband Corporation Limited, Keen Awards Limited, Rise Year Limited, Comtech Digital Technology (Hong Kong) Limited, Comtech Industrial (Hong Kong ) Limited as of 11 May, 2011:

Overdraft	USD 1,000,000
Trade Facilities	USD24,000,000
Total	USD25,000,000

The facts above are given as at 11 May 2011 without any responsibility or liability whatsoever on the part of the Bank or its offficials for or in respect of any of such facts or any defect in or omission from such facts.

Yours faithfully,

/s/ Alan Lam
Alan Lam
Relationship Manager
Origination & Client Coverage, Wholesale Banking
Standard Chartered Bank (Hong Kong) Limited